Williams Scotsman, Incorporated

FOR IMMEDIATE RELEASE

Contact:
Michele Cunningham
Vice President, Marketing and Business Development
Williams Scotsman, Inc.
(410) 931-6066


        Robert Singer Joins Williams Scotsman as Chief Financial Officer Seasoned Financial Executive Supports Company's International Expansion Agenda


     Baltimore - February 11, 2005 - Williams Scotsman is pleased to announce that Robert C. Singer has accepted the position of Executive Vice President and Chief Financial Officer, effective February 28, 2005. In this role, Singer will be responsible for all aspects of global financial operations for the company.

     "We are fortunate to have Bob joining our senior team at Williams Scotsman. His strong financial and operating experiences link closely to our strategic growth initiatives and our commitment to quality processes. Bob also brings solid international exposure that will accelerate our European growth strategy over the next several years, " according to Gerry Holthaus, President and Chief Executive Officer for Williams Scotsman.

     "I am impressed with Williams Scotsman's growth strategy and, more importantly, the team's track record of execution. I am excited to contribute to the company's strategy for expanding existing lines of business, entering new markets, and adding organizational scale through acquisitions. I look forward to extending the strong culture, market leadership, and reputation for customer focus, " said Singer.

     Most recently, Singer was Senior Vice President and Chief Financial Officer with TESSCO Technologies. His prior experience includes Peat, Marwick, Mitchell & Co. and more than 15 years of progressive executive financial and operating positions with McCormick & Company.

                           ***************************

About Williams Scotsman

Williams Scotsman, Inc., headquartered in Baltimore, Maryland, is the leading national provider of mobile and modular building solutions for the Construction, Education, Commercial, Healthcare and Government markets. The company serves over 25,000 customers, operating a fleet of nearly 100,000 mobile office and storage units that are leased through a network of over 90 locations throughout North America. Williams Scotsman provides delivery, installation, refurbishment and other services, and sells new and used mobile office products. In addition to its core leasing business, the Modular Building Division of Williams Scotsman manages and develops large modular construction projects from concept to completion. Williams Scotsman is a private company with operations in the United States, Canada, Mexico, and Spain. For additional information, visit the company's web site at www.willscot.com, call (410) 931-6066, or email to Michele.Cunningham@willscot.com.


                                       ###